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                                                                    EXHIBIT 4.11

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO SUCH NOTE, OR DELIVERY OF AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER OF THIS NOTE THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE WITH THE ACT AND APPLICABLE STATE SECURITIES LAWS.

                                 PROMISSORY NOTE

$250,000.00                                             Laguna Hills, California
                                                        January 30, 2003

            FOR VALUE RECEIVED, eLiberation.com Corporation, a Delaware corporation ("Borrower"), promises to pay to Frastacky Associates, Inc., an Ontario, Canada corporation ("Lender"), or order, the principal amount of One Hundred Thousand Dollars ($250,000.00), with interest from the date hereof on the unpaid principal balance under this Promissory Note (this "Note") at the rate of ten percent (10%) per annum (on the basis of a 365-day year and the actual number of days elapsed). The principal amount of this Note together with all accrued but unpaid interest shall be due and payable as follows: $12,500 on or by May 9, 2003; $12,500 on or by June 13, 2003; $50,000 on or by July 11,
2003; $100,000 on or by August 8, 2003; the balance, including any unpaid interest on or by September 12, 2003; (each the "Maturity Dates"). (As used herein, "Lender" shall refer to the then current registered holder of this Note.)

            This Note may be converted at the sole option of Lender into shares of Borrower's Common stock at a purchase price of $0.50 per share, at any time prior to payment in full of this Note. To effect such conversion, Lender shall deliver this Note to Borrower for cancellation together with written notice of conversion. Borrower shall, no later than ten (10) business days after receipt of this Note and notice of conversion, cancel the Note and issue to Lender or the holder of the Note stock certificates representing the shares of Common stock into which this Note is converted.

            In order to induce Lender to accept this Note, Borrower hereby makes the following representations:

            1. To the best knowledge of Borrower, there is no litigation pending or threatened against Borrower except for immaterial (less than $25,000) litigation or threats of litigation in the ordinary course of Borrower's business.

            2. To the best knowledge of Borrower, all information and documents provided to Lender by or on behalf of Borrower, including unaudited financial statements, are complete and accurate as of the date thereof.

            3. The execution and delivery of this Note and any document executed as a part of the transaction between Lender and Borrower contemplated hereby shall not constitute a breach of or a default under any agreement or understanding to which the Borrower is a party.

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            4.    Borrower will use the proceeds of this Note only to pay
      Borrower's trade payables and regular payroll obligations.

            5. Borrower's offices are located at 24422 Avenida de la Carlota, Suite 120, Laguna Hills, California 92653.

            7. Borrower is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. Borrower is duly qualified to do business in the State of California. This Note, and all documents executed as a part of the transaction between Lender and Borrower contemplated hereby, have been duly authorized and approved by Borrower and are legal and binding obligations of Borrower according to their terms.

            All dollar amounts described in this Note are United States Dollars. All payments under this Note shall be made to Lender or its order, in lawful money of the United States of America and in immediately available funds delivered to Lender at the offices of Lender at its then principal place of business or at such other place as Lender shall designate in writing for such purpose from time to time. If a payment under this Note otherwise would become due and payable on a Saturday, Sunday or legal holiday, the due date thereof shall be extended to the next day which is not a Saturday, Sunday or legal holiday, and interest shall be payable thereon during such extension.

            This Note may be prepaid in whole or in part at any time, without premium or penalty. Any prepayment of this Note shall be applied in the following order: (i) to the payment of accrued but unpaid interest; (ii) to the payment of costs and expenses provided for under this Note, and (iii) to the payment of outstanding principal.

            No waiver or modification of any of the terms of this Note shall be valid or binding unless set forth in a writing specifically referring to this Note and signed by a duly authorized officer of Borrower and of Lender, and then only to the extent specifically set forth therein.

            If any default occurs in any payment due under this Note, Borrower and any guarantors and endorsers hereof, and their successors and assigns, promise to pay all costs and expenses, including attorneys' fees, incurred by Lender in collecting or attempting to collect the indebtedness under this Note, whether or not any action or proceeding is commenced. None of the provisions hereof and none of Lender's rights or remedies under this Note on account of any past or future defaults shall be deemed to have been waived by Lender's acceptance of any past due payments or by any indulgence granted by Lender to Borrower.

            Borrower and all guarantors and endorsers hereof, and their successors and assigns, hereby waive presentment, demand, diligence, protest and notice of every kind and agree that they shall remain liable for all amounts due under this Note notwithstanding any extension of time or change in the terms of payment of this Note granted by Lender or any delay or failure by Lender to exercise any rights under this Note.

            This Note has not been registered under the Act or the securities laws of any state, in reliance upon exemptions from registration or qualification. This Note is subject to restrictions on transferability and resale, and may not be hypothecated, pledged, transferred or

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sold except as permitted by registration or exemption under applicable federal and state laws. This Note is transferable only if Lender supplies evidence satisfactory to Borrower (which may include opinion of counsel from a law firm acceptable to Borrower) that Lender has complied with the appropriate registration requirements or that such registration is not required. This paragraph is applicable only if, and to the extent that, this Note is subject to the Act or the securities laws of any state.

            Unless proper notice of transfer has been received by Borrower, Borrower may deem and treat the person in whose name this Note is registered as its absolute owner for the purpose of receiving payments of interest and principal, and for all other purposes.

This Note is secured by that certain written Security Agreement dated August 15, 2001 ("Security Agreement"), pursuant to which Borrower granted Lender a security interest in substantially all of the assets of Borrower, then owned or thereafter acquired, and all proceeds thereof , and has been duly perfected by the filing of a UCC Financing Statement with the Secretary of State of California on August 24, 2001 and with the Secretary of State of Delaware on August 24, 2001. This Note is an Obligation and future indebtedness of Borrower to Lender as described in the Security Agreement. As a further inducement to Lender to accept this Note, Borrower represents and warrants that (a) Borrower has not granted to any person any lien against any of Borrower's assets which is senior in priority to the lien in favor of Lender pursuant to the Security Agreement, (b) no person has, has asserted, or has threatened, any lien, claim or encumbrance against any of Borrower's assets which is senior in priority to the lien in favor of Lender pursuant to the Security Agreement, (c) the principal amount of the UCC liens against Borrower's assets which is junior in priority to the lien in favor of Lender pursuant to the Security Agreement does not exceed $230,000, and (d) Borrower is not in default under any of the obligations which are secured by liens against Borrower's assets which are junior in priority to the lien in favor of Lender pursuant to the Security Agreement.

            The following shall each constitute an Event of Default under this
Note: (a) the failure to make any payment of principal or interest when due,
(b)the dissolution or liquidation of the Maker, (c) any breach or default under the Security Agreement, (d) Maker is not generally paying its bills as they come due, (e) any representation or warranty by Maker contained in this Note is not (or is no longer) true, (f) the filing of a petition by or against Maker under the United States Bankruptcy Code as amended from time to time, or similar law;
(g)the appointment of a receiver, trustee, custodian or liquidator of or for any part of the assets or property of Maker, or (g)Maker makes a general assignment for the benefit of creditors As to this Note and all other Obligations secured by the Security Agreement, Borrower is not generally paying its bills as they come due if Borrower is in default under any of the obligations which are secured by liens against Borrower's assets which are junior in priority to the lien in favor of Lender pursuant to the Security Agreement. If any Event of Default occurs, then the holder of this Note, at holder's option, may declare all sums of principal and interest outstanding hereunder to be immediately due and payable.

            If a court of competent jurisdiction finds that the terms of this
Note violate any applicable usury law, then the obligation to pay interest on this Note shall be reduced to the maximum legal limit under applicable law governing the interest payable in connection with this Note, and any amount of interest paid by Borrower that is deemed in excess of the maximum interest rate that could be paid at such time shall be deemed to have been a prepayment of

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principal (without penalty) on this Note.

            This Note shall be governed by and construed in accordance with the laws of the State of California, without giving effect to the principles thereof relating to conflicts of law; provided, that, Lender reserves any and all rights it may have under federal law.

            This Note does NOT amend, restate or supercede any obligation, agreement or understanding between Borrower and Lender, including but not limited to that certain Promissory Note dated August 15, 2001 in the principal amount of $350,000, that certain Promissory Note dated October 24, 2001 in the principal sum of $125,000, that certain Promissory Note dated November 28, 2001 in the principal sum of $75,000, that certain Promissory Note dated November 25, 2002 in the principal amount of $250,000, that certain Amended and Restated Promissory Note dated January 17, 2003, and that certain Promissory Note dated January 17, 2003.

            IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed the day and year first above written.

eLiberation.com Corporation,
a Delaware corporation

/S/ Heath Clarke
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Heath Clarke
Chief Executive Officer